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                                                                     EXHIBIT 99


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


March 22, 2002


Our independent public accountant is Arthur Andersen LLP ("Andersen"). In connection with their audit of the consolidated financial statements of Southern Energy Homes, Inc. for the year ended December 28, 2001, Andersen has represented to us that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


SOUTHERN ENERGY HOMES, INC.
---------------------------------
(Registrant)


/s/ KEITH W. BROWN
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Keith W. Brown
Executive Vice President, Chief Financial Officer,
Treasurer, Secretary and Director


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